STOCK PURCHASE AGREEMENT

              STOCK PURCHASE AGREEMENT, made as of the 5th day of July, 1996 (this "Agreement"), by and between MICHAEL J. SANTIN, having an address at 104 Prospect Court, San Jose, California 95032 ("Santin") and DONALD G. RUMPF, having an address at 14968 Granita Court, Saratoga, California 95070 ("Rumpf", and, together with Santin, "Seller"), PIN HIGH GOLF CENTER, a California corporation having an address at 4701 North First Street, San Jose, California 95002-0280 ("Acquired Corporation"), and FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Purchaser").

                             W I T N E S S E T H :

              WHEREAS, Seller is the owner of all of the outstanding shares of capital stock of Acquired Corporation (the "Stock"); and

              WHEREAS, Seller wants to sell to Purchaser, and Purchaser wants to purchase from Seller, the Stock on the terms, and subject to the conditions, set forth herein.

              NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:

              1. Agreement to Sell and Purchase. Seller shall sell, assign, transfer, and convey to Purchaser at the Closing all of the outstanding shares of capital stock of Acquired Corporation. Seller shall deliver at the Closing certificates representing such shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, and






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with all stock transfer and any other required documentary stamps affixed thereto.

              2. Consideration; Repayment of Indebtedness.

                 2.1 Consideration. In consideration for the Stock, at the Closing Purchaser shall deliver to each of Santin and Rumpf (a) One Thousand One Hundred Fifty and 00/100 Dollars ($1,150.00) by bank or certified check or wire transfer and (b) a note (the "Notes"), each in the amount of Four Hundred Eighty Thousand and 00/100 Dollars ($480,000.00) and otherwise in form and substance agreed upon by the parties and each secured by a Security Agreement pursuant to which Purchaser has pledged the stock to Santin and Rumpf, as applicable (the "Security Agreements").

                 2.2 Repayment of Indebtedness to Seller. On the Closing Date, immediately after the Closing, Purchaser shall pay to each of Santin and Rumpf Ninety Eight Thousand Eight Hundred Fifty and 00/100 Dollars ($98,850.00) by bank or certified check or wire transfer in partial satisfaction of those two
(2) certain notes (the "Original Seller Notes"), made by Acquired Corporation in favor of Santin and Rumpf, respectively, each in the amount of Three Hundred Forty Eight Thousand Eight Hundred Fifty and 00/100 Dollars ($348,850.00). In addition, on the Closing Date, immediately after the Closing, Purchaser shall cause Acquired Corporation to deliver to each of Santin and Rumpf a note (the "Restated Seller Notes"), each in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) and otherwise in form and substance agreed upon by the parties, amending and restating the terms of the Original Seller Notes (as reduced pursuant to the


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payments referred to in the immediately preceding sentence) which Restated
Seller Notes shall be guaranteed by Purchaser and secured by the stock pursuant to the Security Agreements.

                 2.3 Repayment of Indebtedness to San Jose National Bank. Within thirty (30) days after the Closing, Purchaser shall cause to be paid to San Jose National Bank all outstanding principal and interest due in respect of certain financings in the approximate aggregate original principal amount of One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000.00) by bank or certified check or wire transfer, provided that the Bank return to Acquired Corporation all notes and satisfactions or terminations of all mortgages, deeds of trust, financing statements and other security instruments delivered in connection with such financing.

                 2.4 Repayment of Indebtedness for Certain Equipment. On the Closing Date, Purchaser shall cause to be paid (a) to the Myers, Santin and Claus Pension and Profit Sharing Plan $10,000 and (b) to Rumpf $6,800, in respect of the indebtedness in such amounts owing to said parties in respect of the A-Star Video Swing Analysis equipment recently purchased by Acquired Corporation with funds borrowed from such parties. Seller represents and warrants that said amounts represent the total indebtedness to said parties (or any other parties) in respect of said equipment.

              3. Apportionments.

                 3.1 The parties hereto agree that (i) all operating expenses of Acquired Corporation (i.e., cost of goods sold, rent, advertising, collections, fees, hired services, insurance,


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miscellaneous expenses, postage, repairs and maintenance, supplies, taxes, utilities and wages, but specifically not including professional fees and expenses, travel and lodging or depreciation), and (ii) all income of Acquired Corporation, including accounts receivable, shall be apportioned between Seller and Purchaser as of June 14, 1996 (the "Effective Date") based on the portion of each such expense or revenue attributable to the period falling on or before the Effective Date on the one hand, which Seller shall bear the responsibility and benefit of, and the portion of each such expense or revenue attributable to the period falling after the Effective Date, on the other hand, which Purchaser shall bear the responsibility and benefit of (the "Adjustment"); provided, however, that Purchaser shall bear responsibility for $40,000 of the expenses attributable to the period prior to the Effective Date described on Exhibit C attached hereto and made a part hereof. Purchaser shall receive a credit towards the Adjutment for all amounts paid to San Jose National Bank pursuant to Section 2.3 hereof in excess of $1,300,000. The net Adjustment will be paid by the party owing the same to the other in cash or by certified or official bank check or wire transfer at Closing. The expenses and liabilities for which Seller shall be liable pursuant to this Section shall be referred to herein as "Retained Liabilities").

                 3.2 To the extent that any of the prorations made upon the Closing Date pursuant to this Article are based upon estimates of payments to be made and/or expenses to be incurred by Purchaser subsequent to the Effective Date, or either party


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discovers any errors in or omissions in respect of the Adjustment, Seller and
Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses.

                 3.3 Seller and Purchaser shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article 3 shall survive the Closing.

              4. The Closing. The closing of the transaction provided for in this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement (the actual date of the Closing being referred to herein as the "Closing Date"), at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, or at such other place as may be mutually agreed to by Seller and Purchaser.

              5. Representations and Warranties of Seller.

                 Each Seller hereby jointly and severally represents and warrants to Purchaser as of the date hereof as follows:

                 5.1 Organization and Qualification. Acquired Corporation does not own any interest in any corporation or other enterprise. Acquired Corporation is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and


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declarations and filings with, all federal, state, local, and other governmental authorities and all courts and tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging. Acquired Corporation is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary.

                 5.2 Capitalization. The authorized capital stock of Acquired Corporation consists only of 1,000,000 shares of common stock, no par value per share, of which 2,000 shares are outstanding. Each of such outstanding shares of Acquired Corporation is validly authorized, validly issued, fully paid and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by each of the individual comprising Seller in accordance with the following table:

              Name of Seller                         Number of Shares
              --------------                         ----------------
              Michael J. Santin                            1,000
              Donald G. Rumpf                              1,000

free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Acquired Corporation or


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any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Acquired Corporation. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Acquired Corporation. Except as otherwise provided in this Agreement, all indebtedness of Acquired Corporation to Seller shall be deemed satisfied in connection with the Closing. Michael Santin and Donald Rumpf are the only officers and directors of Acquired Corporation, and each of them hereby resign as officers and directors of Acquired Corporation.

                 5.3 Financial Condition. Acquired Corporation has delivered to the Purchaser true and correct copies of the following, initialled by the chief executive officer of Acquired Corporation: an audited balance sheet of Acquired Corporation as of December 31, 1995; an unaudited balance sheet of Acquired Corporation as of June 14, 1996 (the "Closing Balance Sheet"); an unaudited profit and loss statement for January 1 through June 14, 1996 (the "Profit and Loss Statement"). Each of the above-referenced balance sheets presents fairly the financial condition, assets, liabilities, and stockholders' equity of Acquired Corporation as of its date and the Profit and Loss Statement presents fairly the results of operations of Acquired Corporation for the period indicated and presents fairly the information purported to be shown therein. The financial statements referred to in this
Section 5.3 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the


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books and records of Acquired Corporation. Since December 31, 1995:

                     5.3.1 There has at no time been a material adverse change
              in the financial condition, results of operations, business, properties, assets or liabilities of Acquired Corporation.

                     5.3.2 Acquired Corporation has not authorized, declared,
              paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Acquired Corporation.

                     5.3.3 The operations and business of Acquired Corporation
              have been conducted in all respects only in the ordinary course.

                     5.3.4 Acquired Corporation has not suffered an
              extra-ordinary loss (whether or not covered by insurance) or waived any right of substantial value.

                     5.3.5 Acquired Corporation has not paid or incurred any
              tax, other liability, or expense resulting from the preparation of, or the transactions contemplated by, this Agreement, it being understood that Seller shall have paid or will pay all such taxes (including stock transfer taxes resulting from this Agreement or the transactions contemplated hereby), liabilities, and expenses.

                 5.4 Tax and Other Liabilities. Acquired Corporation has no liability of any nature, accrued or contingent, including


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without limitation liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax ("Taxes") and liabilities to customers or suppliers, other than the following:

                     5.4.1 Liabilities for which full provision has been made
              on the Closing Balance Sheet and the notes thereto as of June 14, 1996 (the "Closing Balance Sheet Date") referred to in
              Section 5.3; and

                     5.4.2 Other liabilities arising since the Last Balance
              Sheet Date and prior to the Closing in the ordinary course of business (which shall not include liabilities to customers on account of defective products or services) which are not inconsistent with the representations and warranties of any Seller or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes on the Closing Balance Sheet are sufficient for all accrued and unpaid Taxes of Acquired Corporation, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Closing Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto. The execution, delivery, and performance of this Agreement by Acquired Corporation will not cause any Taxes to be payable (other than by Seller) or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Tax (other than on the properties or assets of Seller). Acquired Corporation has


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filed all federal, state, local, and foreign tax returns required to be filed by it; has delivered to the Purchaser a true and correct copy of each such return which was filed in the past five (5) years, initialled by the chief executive officer of Acquired Corporation; has paid all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has delivered to the Purchaser a true and correct copy, so initialled, of any report as to adjustments received by it from any taxing authority during the past five (5) years and a statement, so initialled, as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report. Acquired Corporation has validly elected and at all times validly maintained its status as a Subchapter S corporation in accordance with all applicable laws and regulations.

                 5.5 Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, or to the best knowledge of Seller threatened or in prospect (or any basis therefor known to Acquired Corporation or any Seller), with respect to Acquired Corporation, any Seller, or any of its or his respective businesses, properties, or assets. Acquired Corporation is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of any Seller is any union attempting to represent any employee of Acquired Corporation as


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collective bargaining agent. Acquired Corporation is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is Acquired Corporation or any Seller required to take any action in order to avoid such violation or default.

                 5.6 The Lease. Attached hereto as Exhibit A is a true and correct copy of the Standard Industrial/Commercial Lease, dated February 3, 1993 and all amendments or modifications thereto (as so amended, the "Lease"), between Sainte Claire Corporation ("Landlord") and Seller, which Lease has been assigned to Acquired Corporation. The Lease is in full force and effect, has not been modified or amended in any way except as stated above and neither Landlord nor Acquired Corporation is in default, or sent or received any notice of default, in respect of the Lease. No event has occurred or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease. Neither Acquired Corporation nor Landlord has exercised any right or option, or stated its intent, to terminate or cancel the Lease. Acquired Corporation has not assigned, mortgaged, pledged, transferred or conveyed the Lease or any interest therein, or granted any right or option with respect thereto, to any party other than Purchaser. The initial term of the Lease will expire on July 31, 2009.

                 5.7 Properties. Acquired Corporation does not have any interest in any real property other than under the Lease. Acquired Corporation has good title to all other properties and assets used in its business or owned by it, free and clear of all


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liens, mortgages, security interests, pledges, charges, and encumbrances.

                     5.7.1 All accounts and notes receivable reflected on the
              Closing Balance Sheet, or arising since the Closing Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

                     5.7.2 All inventory is merchantable and fit for the
              particular purposes for which it is intended.

                     5.7.3 Attached as Exhibit B is a true and complete list
              of all properties and assets owned by Acquired Corporation or leased or licensed by Acquired Corporation from or to a third party, including with respect to such properties and assets owned by Acquired Corporation a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and, with respect to such properties and assets leased or licensed by Acquired Corporation, a description of such lease or license. All such properties and assets (including Intangibles) owned by Acquired Corporation are reflected on the Closing Balance Sheet (except for acquisitions subsequent to the Closing Balance Sheet Date and prior to the Closing which are either noted


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              in Exhibits B or C). All real and other tangible properties and assets owned, leased, or licensed by Acquired Corporation are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of Acquired Corporation excepted).

                     5.7.4 No real property owned, leased, or licensed by
              Acquired Corporation lies in an area which is, or to the knowledge of Acquired Corporation or any Seller will be, subject to zoning, use, or building code restrictions which would prohibit, and no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, licensing, or use of any real or personal property exists or to the best knowledge of Seller will exist which would prevent, the continued effective ownership, leasing, licensing, or use of such real property in the business in which Acquired Corporation is now engaged.

                     5.7.5 The real and other properties and assets (including
              Intangibles) owned by Acquired Corporation or leased or licensed by Acquired Corporation from a third party constitute all such properties and assets which are necessary to the business of Acquired Corporation as presently conducted.

                 5.8 Corporate Instruments. Acquired Corporation has furnished to the Purchaser (a) the articles of incorporation (or other charter document) and by laws of Acquired Corporation and


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all amendments thereto, as presently in effect, certified by the Secretary of the corporation. The stock ledgers and stock transfer books and the minute book records of Acquired Corporation relating to all issuances and transfers of stock by Acquired Corporation and all proceedings of the stockholders and the Board of Directors and committees thereof of Acquired Corporation since its incorporation made available to the Purchaser's counsel are the original stock ledgers and stock transfer books and minute book records of Acquired Corporation or exact copies thereof. Acquired Corporation is not in violation or breach of, or in default with respect to, any term of its articles of incorporation (or other charter document) or by laws. Rumpf and Santin are the sole stockholders, officers and directors of Acquired Corporation. Acquired Corporation is not a member of a customer or user organization or of a trade association.

                 5.9 Employees. Acquired Corporation does not have or contribute to any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. Acquired Corporation does not have any obligation to provide post-retirement medical benefits or life insurance coverage to any present or former employees. Acquired Corporation neither currently contributes to or since September 16, 1980 has effectuated either a complete or partial withdrawal from any


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multiemployer Pension Plan within the meaning of Section 3(37) of ERISA. There are no union or employment contracts or agreements (written or oral) involving employees of Acquired Corporation.

                 5.10 Patents, Trademarks, Et Cetera. Acquired Corporation does not own or have pending, or is licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"). Acquired Corporation has not infringed, is infringing, or has received notice of infringement with asserted Intangibles of others.

                 5.11 Authority to Sell. Acquired Corporation and Seller have all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Acquired Corporation have been duly taken to authorize the execution, delivery, and performance of this Agreement by Acquired Corporation. This Agreement has been duly authorized, executed, and delivered by Acquired Corporation, has been duly executed and delivered by Seller, constitutes the legal, valid, and binding obligation of Acquired Corporation and Seller, and is enforceable as to them in accordance with its terms. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Acquired Corporation or any Seller for the execution, delivery, or performance of this Agreement by Acquired Corporation or any Seller. No consent of any party to any contract,


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agreement, instrument, lease, license, arrangement, or understanding to which
Acquired Corporation or any Seller is a party, or to which it or he or any of its or his respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement, except for the consent of Landlord, which consent has been obtained; and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to rights and privileges that such party was not receiving or entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Acquired Corporation that it was not paying or obligated to pay immediately before this Agreement was executed under, any term of any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of Acquired Corporation or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Acquired Corporation or any Seller or to which it or he or any of its or his respective businesses, properties, or assets are subject. Upon the Closing, Purchaser will have good title to all the capital stock of Acquired Corporation, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts.


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                 5.12 Exemption from Registration. The offer, sale, and
delivery of the Stock as contemplated by this Agreement constitute exempted transactions under the Securities Act of 1934 (as amended, the "Securities Act"), and registration of such shares under the Securities Act is not required in connection with any such offer, sale, or delivery of such shares.

                 5.13 Contracts. Except for the Lease, Acquired Corporation is not a party to any leases, contracts, orders or agreements (written or otherwise).

                 5.14 Condition of the Improvements. There are no material structural or mechanical defects in the improvements located on the land covered by the Lease, and there are no leaks in any roof on any such improvement.

                 5.15 Environmental Matters.

                     5.15.1 As used in this Agreement "Hazardous Material"
              shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing


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              containing or composed of such substance or substances; and
              (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

                     5.15.2 There is no Hazardous Material at, under or on the
              premises covered by the Lease (the "Premises") and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Acquired Corporation has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises in violation of Environmental Law.

                     5.15.3 Acquired Corporation has no obligation or
              liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Acquired Corporation or the Premises or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating


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              to emissions, discharges, releases or threatened releases of
              Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").

                     5.15.4 Acquired Corporation has not been subject to any
              civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.

                     5.15.5 The Premises are not (a) listed or to the best
              knowledge of Seller proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss. 9601(9), or any comparable list maintained by any foreign, state or local government authority.

                     5.15.6 There are no underground storage tanks at the
              Premises.


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                 5.16 Tax Proceedings. There are no proceedings pending
regarding the reduction of real estate taxes or assessments in respect of the Premises.

                 5.17 Utilities. All water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of Purchaser and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.

                 5.18 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises. All roads bounding the Premises are public roads.

                 5.19 Insurance. Seller has delivered to Purchaser or its counsel true and correct copies of all insurance policies carried by Seller or Acquired Corporation for the benefit of Acquired Corporation or relating to the Premises. All such policies have been fully paid for and are and have at all times since their commencement date been in full force and effect. Seller or Acquired Corporation have at all times since the formation of Acquired Corporation maintained such policies or substantially similar policies in effect. All requirements or


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recommendations by any insurer or by any board of fire underwriters or similar body in respect of the Premises have been satisfied.

                 5.20 Work at the Premises. No services, material or work have been supplied to the Premises for which payment has not been made in full.

                 5.21 Full Disclosure. To the best knowledge of Seller, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

              6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

                 6.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                 6.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all

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



necessary corporate action required to be taken on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any law, rule or regulation to which Purchaser is subject; (ii) violate any order, judgment or decree applicable to Purchaser; or (iii) conflict with or result in a breach of or a default under any term or condition of Purchaser's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

              7. Survival. The representations and warranties of the parties made in Articles 5 and 6 hereof shall survive the Closing.

              8. Further Assurances. At any time and from time to time after the Closing Date, each of the parties hereto shall, at the request of any of the others, execute and deliver any further instruments or documents and take all such further action as may be reasonably requested in order to further consummate the


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



transactions contemplated by this Agreement. This Article shall survive the Closing.

              9. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein. Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with the indemnifying party in connection with this transaction. The provisions of this Article shall survive the Closing or any termination of this Agreement.

              10. Indemnification.

                 10.1 Indemnification by Seller. Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest)

("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 10.1.

                 10.2 Indemnification by Purchaser. Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify each Seller, and their respective partners, employees and agents, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 10.2.

                 10.3 Notice and Defense of Claims. Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an

"Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 10.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 10.3.

                 10.4 Assertions Deemed True. For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.

              11. Release by Stockholders. Each Seller fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have against Purchaser, Acquired Corporation and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act, except claims and causes of action arising out of, based upon, or in connection with this Agreement or any other agreement or instrument executed and delivered in connection with this Agreement, including without limitation the Notes and the Restated Seller Notes.

              12. Costs and Fees. Seller shall provide an ALTA leasehold policy of title insurance for Purchaser insuring Purchaser's leasehold interest in the Premises, a Phase I environmental study of the Premises, an ALTA/ASCM survey of the Premises and the audited and unaudited financial reports described in Section 5.3 hereof, provided that Purchaser shall pay the costs thereof in excess of $5,000. The parties shall pay for their own legal and other advisers retained in connection with this transaction. The provisions of this Article shall survive the Closing.

              13. Notices. All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Alan Schacter, Esq. A copy of any Notice given by

Purchaser to Seller shall simultaneously be given in either manner provided above to Reed, Elliott, Creech & Roth, 99 Aldamen Boulevard, Eighth Floor, San Jose, California 95113-1606, Attention: Steven J. Roth Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

              14. Miscellaneous.

                  14.1 Successors and Assigns; Joint and Several Liability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. The agreements, obligations, representations and warranties of Rumpf and Santin hereunder shall be deemed to be the joint and several agreements, obligations, representations and warranties of each of Rumpf and Santin.

                  14.2 Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.

                  14.3 Captions. The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

                  14.4 Construction. This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.

                  14.5 Entire Agreement. This Agreement (including the Exhibits annexed hereto) the Notes, the Restated Seller Notes and the security documents executed in connection therewith, contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

                  14.6 Amendments. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

                  14.7 No Waiver or Extension. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

                  14.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       /s/ Michael J. Santin
                                       -----------------------------------
                                       MICHAEL J. SANTIN

                                       /s/ Donald G. Rumpf
                                       -----------------------------------
                                       DONALD G. RUMPF


                                       PIN HIGH GOLF CENTER


                                       By: /s/ Michael J. Santin
                                          --------------------------------
                                           Name: Michael J. Santin
                                           Title: President


                                       FAMILY GOLF CENTERS, INC.


                                       By: /s/ Garrett Kelleher
                                          --------------------------------
                                           Name: Garrett Kelleher
                                           Title: Vice President

                        INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A             THE LEASE (not included)
EXHIBIT B             PERSONAL PROPERTY (not included)
EXHIBIT C             ACCRUED EXPENSES AS OF 6/14/96 (not included)